Exhibit 99.1

Crexendo Reports Second Quarter 2013 Financial Results

PHOENIX, AZ  -- (Marketwired - Aug 13, 2013) -- Crexendo, Inc. (NYSE MKT:EXE), a hosted services company that provides web hosting, hosted telecommunications services, search engine optimization management, link building, e-commerce software, website development and broadband internet services for businesses and entrepreneurs, today reported financial results for its second quarter of 2013.

Financial highlights for Crexendo’s second quarter 2013 included:

Consolidated revenue for the second quarter of 2013 decreased 45% to $2.7 million compared to $4.9 million for the second quarter of prior year.

Net loss for the second quarter of 2013 was $(1.1) million or $(0.10) per diluted common share, compared to net loss of $(117,000) or $(0.01) per diluted common share for the second quarter of prior year.

Cash used for operations for the second quarter of 2013 was $(585,000) compared to cash used for operations of $(1.8) million in the first quarter of 2013 and cash provided by operations of $759,000 for the second quarter of the prior year.

Segment Results

The Company has three operating segments, which consist of Crexendo Network Services, Crexendo Web Services and StoresOnline.  Effective October 1, 2012, the Company changed its reporting segments to reflect the allocation of previously unallocated corporate expenses to each of the three operating segments.  The Company revised its segment reporting to reflect changes in how the Chief Operating Decision Maker (CODM) internally measures performance and allocates resources.  Segment operating results for the prior year has been revised to conform to current year segment operating results presentation.

StoresOnline

Revenue for the second quarter of 2013 decreased 59% to $1.7 million compared to $4.0 million for the prior year quarter.

Total segment operating expenses decreased 56% to $1.0 million compared to $ 2.4 million for the prior year quarter.

Segment other income, primarily related to interest on the collection of accounts receivable for the second quarter of 2013 decreased 76% to $120,000 compared to $504,000 in the prior year quarter.

Total segment income before income taxes for the second quarter of 2013 decreased 66% to $749,000 compared to $2.2 million in the prior year quarter.

Crexendo Web Services

Revenue for the second quarter of 2013 decreased 18% to $569,000 from $692,000 in the prior year quarter.  Web Services backlog, which is anticipated to be recognized within the next twelve months, was $1.2 million at June 30, 2013 compared to a backlog of $1.0 million at June 30, 2012.

Total segment operating expenses for the second quarter of 2013 decreased 35% to $1.2 million compared to $1.8 million in the prior year quarter.

Total segment loss before income taxes for the second quarter of 2013 decreased 46% to $(594,000) compared to $(1.1) million in the prior year quarter.

Crexendo Network Services

Revenue for the second quarter of 2013 increased 192% to $491,000 compared to $168,000 in the prior year quarter.  Network Services backlog, which is anticipated to be recognized within the next thirty-six to sixty months, was $4.3 million at June 30, 2013 compared to a backlog of $1.3 million at June 30, 2012.

Total Network Services operating expenses for the second quarter of 2013 increased 28% to $1.7 million compared to $1.4 million in the prior year quarter.

Total segment loss before income taxes for the second quarter of 2013 increased 5% to $(1.3) million compared to $(1.2) million in the prior year quarter.

Steven G. Mihaylo, Chief Executive Officer, commented “The operating loss this quarter is in line with expectations. As we have discussed the revenues from our legacy business have decreased drastically as our payment arrangements from those customers come to an end. Our telecom and web service revenues are in line with our internal plan, but we are always working to improve results. We continue to experience some growing pains with finding the right mix in our sales force, and I continue to work with Doug Gaylor to find the best sales force we can assemble. We have added internal resources to our dealer program, and we continue to add dealers that I believe will have a long term benefit to Crexendo. I know from experience that with the right dealers you can build a very successful recurring revenue stream. Our dealer sales to date are encouraging. We are also working to build our affiliate program which I also believe can have a long term benefit and particularly drive telecom sales. We continue to improve our telecom product, and I am convinced that the service, features and benefits that we provide are cutting edge and compare favorably to any competing product offering.”

Mihaylo continued “We are integrating our acquisition of PBX Central into Crexendo; we are closely monitoring our progress and our processes so we can improve those to accommodate additional and hopefully larger acquisitions. I am presently working with our team reviewing potential acquisitions. The acquisition process is time consuming, and for competitive reasons we obviously cannot discuss what is on our radar screen, I do hope to grow the business with appropriate and accretive acquisitions.  We continue to believe in the University Program, but we are waiting to expand the program until our new web-builder, “Slingshot,” is completed.  Once Slingshot is completed, we will continue expanding our University Program and expand the use of our web-builder software to the developer community.   The entire management team is taking steps to assure liquidity and continue our path toward profitability.”

Conference Call

The Company is hosting a conference call today, August 13, 2013 at 5:00 PM EST. The conference call will be broadcast live over the Internet at http://www.crexendo.com. If you do not have Internet access, the telephone dial-in number is 800-768-6544 for domestic participants and 785-830-7990 for international participants. The conference ID to join the call is 7276122. Please dial in five to ten minutes prior to the beginning of the call at 5:00 PM EST.

About Crexendo

Crexendo is a hosted services company that provides web hosting, hosted telecommunications services, search engine optimization management, link building, e-commerce software, website development and broadband internet services for businesses and entrepreneurs.  Our services are designed to make enterprise-class hosting services available to small and medium-sized businesses at affordable monthly rates.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo (i) operating loss this quarter and telecom and web service revenues meeting internal plans and expectations;  (ii) always working to improve results; (iii)  experiencing  some growing pains finding the right mix in the  sales force while working to find the best sales force that can be  assembled; (iv) continuing  to add dealers that will have a long term benefit to Crexendo; (v) having  the right dealers building  a very successful recurring revenue stream;  (vii)  dealer sales  being encouraging; (vii) building its  affiliate program which can have a long term benefit and particularly drive telecom sales; (vii)  improving its telecom product with  service, features and benefits that are cutting edge and compare favorably to any competing product offering;  (viii) integrating the acquisition of PBX Central and closely monitoring  progress and our processes to accommodate additional and larger acquisitions; (ix) growing the business with appropriate and accretive acquisitions; (x)  continuing  to believe in the University Program but waiting  to expand the program; (xi)  completing the new web-builder, “Slingshot”  and (xi)  taking steps to assure liquidity and continue our path toward profitability.  .

For a more detailed discussion of risk factors that may affect Crexendo’s operations and results, please refer to the company's Form 10-K for the year ended December 31, 2012, and Form 10Q for the period ending June 30, 2013. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)
(Unaudited)

	June 30, 2013	December 31, 2012
Assets

Current Assets:
Cash and cash equivalents	$4,930	$7,440
Restricted cash	1,444	1,444
Trade receivables, net of allowance of doubtful accounts of $641
as of June 30, 2013 and $1,326 as of December 31, 2012	1,341	3,043
Inventories	131	171
Equipment financing receivables	51	28
Income taxes receivable	63	434
Prepaid expenses and other	510	333
Total Current Assets	8,470	12,893

Certificate of deposit	250	500
Long-term trade receivables, net of allowance of doubtful accounts of $106
as of June 30, 2013 and $196 as of December 31, 2012	152	395
Long-term equipment financing receivables	196	96
Property and equipment, net	2,658	3,172
Deferred income tax assets, net	105	103
Intangible assets	671	6
Goodwill	340	265
Other long-term assets	95	97
Total Assets	$12,937	$17,527

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$307	$418
Accrued expenses and other	1,307	3,010
Deferred income tax liability	105	103
Deferred revenue, current portion	1,348	3,052
Contingent consideration	87	-
Total Current Liabilities	3,154	6,583

Deferred revenue, net of current portion	143	399
Other long-term liabilities	-	253
Total Liabilities	3,297	7,235

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 10,709,904 shares outstanding as of June 30, 2013 and 10,669,201 shares outstanding
as of December 31, 2012	11	11
Additional paid-in capital	50,364	49,824
Contingent consideration	276	-
Accumulated deficit	(41,011)	(39,543)
Total Stockholders' Equity	9,640	10,292
Total Liabilities and Stockholders' Equity	$12,937	$17,527

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share and share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenue	$2,737	$4,914	$5,759	$10,169

Operating expenses:
Cost of revenue	970	1,298	2,012	2,719
Selling and marketing	717	984	1,625	1,917
General and administrative	1,852	2,741	3,290	5,774
Research and development	414	505	895	1,099
Total operating expenses	3,953	5,528	7,822	11,509

Loss from operations	(1,216)	(614)	(2,063)	(1,340)

Other income (expense):
Interest income	146	524	365	1,266
Other income (expense), net	(26)	(14)	(33)	14
Total other income, net	120	510	332	1,280

Loss before income tax provision	(1,096)	(104)	(1,731)	(60)

Income tax benefit (provision)	26	(13)	263	140

Net income (loss)	$(1,070)	$(117)	$(1,468)	$80

Net income (loss) per common share:
Basic	$(0.10)	$(0.01)	$(0.14)	$0.01
Diluted	$(0.10)	$(0.01)	$(0.14)	$0.01

Dividends per common share:	$-	$-	$-	$0.02

Weighted average common shares outstanding:
Basic	10,682,393	10,634,104	10,675,990	10,582,372
Diluted	10,682,393	10,634,104	10,675,990	10,614,888

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Stockholders' Equity
Six Months Ended June 30, 2013
(In thousands, except share data)
(Unaudited)

	Common Stock		Paid-in	Contingent	Accumulated	Stockholders'
	Shares	Amount	Capital	Consideration	Deficit	Equity
Balance, January 1, 2013	10,669,201	$11	$49,824	$-	$(39,543)	$10,292
Expense for stock options granted to employees	-	-	430	-	-	430
Proceeds from the exercise of stock options	2,187	-	3	-	-	3
Contingent consideration	-	-	-	276	-	276
Issuance of common stock for business acquisition	38,516	-	107	-	-	107
Net loss	-	-	-	-	(1,468)	(1,468)
Balance, June 30, 2013	10,709,904	$11	$50,364	$276	$(41,011)	$9,640

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(1,468)	$80
Adjustments to reconcile net (loss) income to net
cash provided by (used for) operating activities:
Lease abandonment	(606)	-
Depreciation and amortization	598	759
Expense for stock options issued to employees	430	455
Change in uncertain tax positions	(253)	(167)
Changes in assets and liabilities:
Trade receivables	1,945	6,157
Equipment financing receivables	(123)	(25)
Inventories	40	28
Income taxes receivable	371	38
Prepaid expenses and other	(177)	(37)
Other long-term assets	2	20
Accounts payable, accrued expenses and other	(1,202)	(573)
Deferred revenue	(1,960)	(6,000)
Other long-term liabilities	-	4
Net cash (used for) provided by operating activities	(2,403)	739
CASH FLOWS FROM INVESTING ACTIVITIES
Release of certificate of deposit	250	-
Acquisition of property and equipment	(60)	(1,024)
Acquisition of PBX Central	(300)	-
Net cash used for investing activities	(110)	(1,024)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	3	498
Payments made on contingent consideration	-	(6)
Dividend payments	-	(422)
Net cash provided by financing activities	3	70

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,510)	(215)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,440	8,658
CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,930	$8,443

Supplemental disclosure of cash flow information:
Cash received during the period:
Income taxes	$(382)	$(11)
Supplemental disclosure of non-cash investing and financing information:
Purchase of property and equipment included in accounts payable	$-	$16
Business acquisition with stock	$107	$-
Contingent consideration related to acquisition	$363	$-